CONFIRMING STATEMENT

I,      Steve Walden     , do hereby authorize and designate of Mark D. Funston, Chief Financial Officer of Group 1 Software, Inc. ("Group 1") or Edward Weiss, Secretary of Group 1, to execute in my name, and to file on my behalf, SEC Forms 3, 4 and/or 5 with the U.S. Securities and Exchange Commission and with Nasdaq (if required in the future) that report my purchase or sale of Group 1 stock or the granting to me or the exercise by me of options to purchase Group 1 stock.
The duration of the authorization set out in this Confirming Statement shall extend until December 31, 2005, unless earlier rescinded in writing by me.

/s/ Steve Walden	October 17, 2003

Signature